UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/23/2006

BJ Services Company
(Exact name of registrant as specified in its charter)

Commission File Number:  1-10570

DE	63-0084140
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4601 Westway Park Blvd., Houston, TX 77041
(Address of principal executive offices, including zip code)

713-895-5624
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On March 23, 2006, the Board of Directors of the Company approved an Executive Severance Agreement for Paul Yust, Chief Information Officer, and also approved his participation in the Company's Supplemental Executive Retirement Plan for senior executives. The Company has severance agreements with other executive officers.
The term of the agreement is automatically extended for an additional year at the end of each year, unless the Company has given one year's prior notice of termination. The agreement is intended to provide for continuity of management in the event of a change in control of the Company. The agreement provides that the covered executive officer could be entitled to certain severance benefits following a change in control of the Company. If, following a change in control, the executive is terminated by the Company for any reason, other than for death, disability or for cause, or if such executive officer terminates his or her employment for good reason (as this term is defined in the agreement), then the executive officer is entitled to a severance payment that will be three times the sum of the executive officer's base salary and bonus amount, as defined in the agreements, plus an amount equal to three times the value of the executive's largest stock option and/or performance unit grant in the prior three years. Option awards that are intended as two-year awards will be annualized for purposes of this calculation. The severance payment is generally made in the form of a lump sum. For a period of up to three years, the Company would also provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination. Further, the Company would provide outplacement services, and the Company would provide retiree medical coverage if the executive were within five years of eligibility at the time of termination following a change in control.
On November 17, 2004 and November 22, 2005, the Executive Compensation Committee of the Board of Directors of the Company (the "Committee"), authorized the granting of non-qualified stock options in respect of the Company's 2005 and 2006 fiscal years to certain officers of the Company pursuant to the BJ Services 2000 Incentive Plan (the "2000 Plan"). Pursuant to Article IX of the 2000 Plan, and consistent with the Form of Letter Agreement Regarding Options Granted to Executive Officers During Fiscal 2004, which was previously filed with the Securities and Exchange Commission, the Committee provided that these stock options were to be transferable by the optionee to the optionee's immediate family members or to trusts or partnerships established for or by the optionee or the optionee's immediate family members. These transferability provisions were inadvertently omitted from the terms and conditions issued in connection with the options grants authorized by the Committee. On March 23, 2006, the Vice President and General Counsel of the Company adopted an amendment to the terms and conditions of the option grants in respect of the Company's 2005 and 2006 fiscal years which amended the terms and conditions to include the transferability provisions approved by the Committee. The form of the amended terms and conditions is filed as Exhibit 1.1 to this Current Report on Form 8-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ Services Company

Date: March 29, 2006	By:	/s/ Jeffrey E. Smith
Jeffrey E. Smith
Treasurer and Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-1.1	BJ Services Company 2000 Incentive Plan - First Amendment to Terms and Conditions of Stock Options for Officers